EXHIBIT 10.03

SUBORDINATION AGREEMENT

        This Subordination Agreement is made as of April __, 2006 by and among Derma Sciences, Inc., a Pennsylvania Corporation (“Borrower”), Western Medical, Ltd, a New Jersey corporation (“Subordinated Creditor”), and CapitalSource Finance LLC (“Senior Lender”).

Recitals

        A.     Borrower has requested and/or obtained certain loans or other credit accommodations from Senior Lender pursuant to that certain Revolving Credit and Security Agreement between Borrower and Senior Lender, dated as of January 31, 2005, as amended from time to time (the “Loan Agreement”), which are secured by assets and property of Borrower. All capitalized terms in this Agreement and not defined herein shall have the defined meanings provided in the Loan Agreement.

        B.     Subordinated Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans in order to finance the sale of certain assets to Borrower or make other credit accommodations to Borrower from time to time.

        C.     In order to induce Senior Lender to extend credit to Borrower and, at any time or from time to time, at Senior Lender’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to purchase or extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Senior Lender may deem advisable, Subordinated Creditor is willing to subordinate: (i) all of Borrower’s indebtedness and obligations to Subordinated Creditor pursuant to that certain Promissory Note in the principal amount of $500,000 dated as of the date hereof (the “Subordinated Note”, together with any other documents, agreements and instruments executed in connection therewith and listed on Exhibit A hereto, the “Subordinated Debt Documents”), and any other indebtedness of Borrower to Subordinated Creditor whether presently existing or arising in the future (indebtedness under the Subordinated Debt Documents, together with such other indebtedness the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Senior Lender; and (ii) all of Subordinated Creditor’s security interests, if any, in Borrower’s property to all of Senior Lender’s security interests in the Borrower’s property (the “Collateral”).

        NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

        1.    Subordinated Creditor shall not seek to obtain, and shall not take, accept, obtain or have, any lien or security interest in any asset or property of Borrower as security for the Subordinated Debt, or any part thereof, until full performance and indefeasible and irrevocable payment in full in cash of the Obligations and termination of the Loan Documents. If and to the extent that any such lien or security interest at any time exists in favor of Subordinated Creditor on any Collateral, Subordinated Creditor subordinates to Senior Lender any security interest or lien that Subordinated Creditor may have in any property of Borrower.

        2.     All Subordinated Debt is subordinated in right of payment to all Obligations of Borrower to Senior Lender now existing or hereafter arising, together with all costs of collecting such obligations (including reasonable attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the “Senior Debt”). Borrower may make regularly scheduled payments of principal and interest on the Subordinated Debt, only so long as neither a Default nor an

Event of Default has occurred, is continuing or would result by or from any such payment and such payments are in accordance with the Loan Agreement. Notwithstanding any other provision of this Agreement, the Subordinated Debt Documents or any document executed in connection therewith, upon Senior Lender giving notice to Subordinated Creditor and Borrower, Borrower shall not make, and shall not permit or cause any other Person to make, and Subordinated Lender shall not receive or collect or permit to be received or collected, directly or indirectly, or permit any of its Affiliates to receive or collect or permit to be received or collected, any payment on or with respect to the Subordinated Debt. Further, unless and until all of the Obligations have been fully and indefeasibly paid in cash in full, Borrower may not pay, and Subordinated Creditor may not receive, any prepayments of all or any part of the Subordinated Debt, and Borrower may not repurchase the Subordinated Debt.

        3.     For so long as any portion of the Senior Debt has not been indefeasibly paid in full in cash or the Loan Documents have not been irrevocably terminated in full in accordance with their terms, Subordinated Creditor agrees that: (a) neither Subordinated Creditor nor any of its Affiliates will exercise any remedy with respect to the Subordinated Debt or any Collateral, including without limitation the acceleration of the Subordinated Debt or the taking of any action, whether legal, equitable, judicial, non judicial, to enforce any lien, all of which shall be null and void and of no force or effect, including, without limitation, any repossession, foreclosure, public sale, private sale, obtaining of a receiver or retention of all or any part of the Collateral and/or declaring a default or event of default in respect of any of the Subordinated Debt or taking any action with respect to or upon the occurrence of any such default or event of default; and (b) neither Subordinated Creditor nor any of its Affiliates will commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against any Borrower, Guarantor or any of their Affiliates

        4.     Upon the receipt of Senior Lender’s written request, Subordinated Creditor shall promptly deliver to Senior Lender in the form received (except for endorsement or assignment by Subordinated Creditor where reasonably required by Senior Lender) for application to the Senior Debt any payment, distribution, security or proceeds received by Subordinated Creditor with respect to the Subordinated Debt other than in accordance with this Agreement; provided, that, such request shall be made by Senior Lender within one (1) year of the date of the final scheduled installment payment under the Subordinated Note as in effect on the date hereof.

        5.     In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Senior Lender’s claims against Borrower and the estate of Borrower shall be paid in full in cash before any payment is made to Subordinated Creditor.

        6.     No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the regularly-scheduled payment of the principal or interest or any other portion of the Subordinated Debt.

        7.     This Agreement shall remain effective for so long as Borrower owes any Senior Debt to Senior Lender. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Senior Lender for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Subordinated Creditor, upon receipt of Senior Lender’s written request, which request shall be made within one (1) year of the date of final scheduled installment payment under the Subordinated Note as in effect on the date hereof, shall immediately pay over to Senior Lender all payments received with respect to the Subordinated Debt to the extent that such payment (not to exceed the amount disgorged by Senior Lender) would have been prohibited hereunder. At any time and from time to time, without notice to Subordinated Creditor, Senior Lender may take such actions with respect to the Senior Debt as Senior Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any Collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Senior Lender’s rights hereunder.

        8.     This Agreement shall bind any successors or assignees of Subordinated Creditor and shall benefit any successors or assigns of Senior Lender. This Agreement is solely for the benefit of Subordinated Creditor and Senior Lender and not for the benefit of Borrower or any other party.

        9.     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

        10.     This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles. Subordinated Creditor and Senior Lender submit to the non-exclusive jurisdiction of the state and federal courts of competent jurisdiction located in the State of New York. SUBORDINATED CREDITOR AND SENIOR LENDER WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

        11.     This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Subordinated Creditor is not relying on any representations by Senior Lender or Borrower in entering into this Agreement. This Agreement may be amended only by written instrument signed by Subordinated Creditor and Senior Lender.

        12.     In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

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        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SUBORDINATED CREDITOR:
WESTERN MEDICAL, LTD.
By:
Name: Title:

SENIOR LENDER:
CAPITALSOURCE FINANCE LLC
By:
Name: Title:

The undersigned approves of the terms of this Agreement.

BORROWER:
DERMA SCIENCES, INC.
By:
Name: Title:

EXHIBIT A

SUBORDINATED DEBT DOCUMENTS

Subordinated Note

PROMISSORY NOTE

$500,000	April 18, 2006

        FOR VALUE RECEIVED, the undersigned (“Maker”) hereby promises to pay to the order of Western Medical, Ltd. (“Payee”) at the principal office of Payee in Tenafly, New Jersey, or such place as the holder may from time to time designate, the principal sum of Five Hundred Thousand Dollars ($500,000), together with interest at the annual percentage rate of twelve percent (12%), payable in eleven (11) quarterly installments of interest only in the amount of Fifteen Thousand Dollars ($15,000) each and a final payment of accrued interest and the principal balance in the amount of Five Hundred Fifteen Thousand Dollars ($515,000) on April 18, 2009.

        This Promissory Note may be prepaid in full or in part at any time without premium or penalty. All prepayments shall be applied against installments of principal due hereunder in the inverse order of their maturity.

        The Maker waives presentment, demand, notice of dishonor and protest, and agrees to pay all costs of collection, before and after judgment, including reasonable attorneys’ fees and legal expenses.

        The Promissory Note constitutes the Promissory Note under the Asset Purchase Agreement dated January 26, 2006, between Maker and Payee, to which Agreement reference is hereby made for a statement of the terms under which the loan evidenced hereby was made.

        This Promissory Note is governed by the laws of the State of New Jersey and by the federal law in effect therein.

MAKER:
DERMA SCIENCES, INC.
By:
Edward J. Quilty President and Chief Executive Officer

ATTEST:

John E. Yetter, CPA Vice President and Chief Financial Officer